PART IV
                                   Exhibit 21


                      CAVALIER HOMES, INC. AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name

Astro Mfg. Co., Inc.

Cavalier Acceptance Corporation

     Cavalier Insurance Agency, Inc.

Cavalier Town & Country of Texas, Inc.

Cavalier Homes of Alabama, Inc.

Homestead Homes, Inc.

Quality Housing Supply, Inc.

Riverchase Homes, Inc.

Star Industries, Inc.

     Buccaneer Homes of Alabama, Inc.

     Valley Homes, Inc.

     Brigadier Homes of North Carolina, Inc.

     Mansion Homes, Inc.